State of               Name under which
Name of subsidiary             incorporation        subsidiary does business
------------------             -------------        ------------------------

RhoMed Incorporated              New Mexico         RhoMed Incorporated

Interfilm Technologies, Inc.     New York           Interfilm Technologies,
Inc.